Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59771 on Form S-8 of Franklin Electric Co. Inc. of our report dated June 29, 2010, appearing in this Annual Report on Form 11-K of the Franklin Electric Directed Investment Salary Plan for the year ended December 31, 2009.

Crowe Horwath LLP

South Bend, Indiana
June 29, 2010